EXHIBIT 2

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                        AGREEMENT AND PLAN OF MERGER


                                   among


                               CI MERGER CO.,


                       CAPRICORN INVESTORS III, L.P.,


                                    and


                           TCBY ENTERPRISES, INC.


                        Dated as of February 9, 2000


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                             TABLE OF CONTENTS

                                                                        Page

                                 Article I

                                 THE MERGER

Section 1.01.  The Merger..................................................1
Section 1.02.  Closing.....................................................2
Section 1.03.  Effective Time..............................................2
Section 1.04.  Effects of the Merger.......................................2
Section 1.05.  Certificate of Incorporation and By-Laws of
                  the Surviving Corporation................................2
Section 1.06.  Directors...................................................2
Section 1.07.  Officers....................................................2

                                 Article II

               CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01.  Effect on Stock.............................................2
Section 2.02.  Exchange of Certificates....................................3
Section 2.03.  Dissenting Shares...........................................5
Section 2.04.  Options.....................................................6

                                Article III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.  Organization, Qualification, Etc............................6
Section 3.02.  Capital Stock...............................................7
Section 3.03.  Corporate Authority Relative to this Agreement;
                 No Violation..............................................7
Section 3.04.  Reports and Financial Statements............................8
Section 3.05.  No Undisclosed Liabilities..................................9
Section 3.06.  No Violation of Law.........................................9
Section 3.07.  Environmental Laws and Regulations..........................9
Section 3.08.  ERISA; Benefit Plans.......................................10
Section 3.09.  Absence of Certain Changes or Events.......................12
Section 3.10.  Investigations; Litigation.................................12
Section 3.11.  Proxy Statement; Other Information.........................12
Section 3.12.  Tax Matters................................................13
Section 3.13.  Opinion of Financial Advisor...............................14
Section 3.14.  Required Vote of the Company Stockholders..................14
Section 3.15.  Material Contracts.........................................14
Section 3.16.  Takeover Statute...........................................15
Section 3.17.  Finders or Brokers.........................................15
Section 3.18.  No Conflicts...............................................15
Section 3.19.  Intellectual Property......................................15
Section 3.20.  Labor Matters..............................................16
Section 3.21.  Title to Properties........................................16
Section 3.22.  Equipment..................................................17
Section 3.23.  Suppliers and Franchisees..................................17
Section 3.24.  Transactions with Affiliates...............................17
Section 3.25.  Insurance..................................................17
Section 3.26.  Legal Proceedings..........................................18
Section 3.27.  Year 2000 Compliance.......................................18
Section 3.28.  Company Financial Position.................................18

                                 Article IV

           REPRESENTATIONS AND WARRANTIES OF NEWCO AND GUARANTOR

Section 4.01.  Organization, Qualification, Etc...........................19
Section 4.02.  Legal Authority Relative to this Agreement;
                 No Violation.............................................19
Section 4.03.  Investigations; Litigation.................................20
Section 4.04.  Proxy Statement; Other Information.........................20
Section 4.05.  Lack of Ownership of the Company Common Stock..............20
Section 4.06.  Finders or Brokers.........................................20
Section 4.07.  Financing..................................................21
Section 4.08.  Solvency...................................................21
Section 4.09.  Guarantor Financial Position...............................21

                                 Article V

                          COVENANTS AND AGREEMENTS

Section 5.01.  Conduct of Business by the Company.........................22
Section 5.02.  Investigation..............................................24
Section 5.03.  Proxy Material.............................................24
Section 5.04.  Asset Sales................................................25
Section 5.05.  Executive Security Agreements/Severance Plan...............25
Section 5.06.  Filings; Other Action......................................26
Section 5.07.  Further Assurances.........................................27
Section 5.08.  Takeover Statute...........................................27
Section 5.09.  No Solicitation............................................27
Section 5.10.  Public Announcements.......................................28
Section 5.11.  Indemnification and Insurance..............................28
Section 5.12.  Reserved...................................................29
Section 5.13.  Additional Reports and Information.........................29
Section 5.14.  Financing..................................................30
Section 5.15.  Solvency at Closing........................................30
Section 5.16.  Guaranty of Performance....................................30
Section 5.17.  Headquarters Employees/WARN Act Compliance.................31

                              Article VI

                       CONDITIONS TO THE MERGER

Section 6.01.  Conditions to Each Party's Obligation to Effect
                 the Merger...............................................32
Section 6.02.  Conditions to Obligation of the Company to
                 Effect the Merger........................................32
Section 6.03.  Conditions to Obligation of Newco to Effect the
                 Merger...................................................32

                             Article VII

                             TERMINATION

Section 7.01.  Termination or Abandonment.................................33
Section 7.02.  Termination Fee............................................35
Section 7.03.  Amendment or Supplement....................................36
Section 7.04.  Extension of Time, Waiver, Etc.............................36

                             Article VIII

                            MISCELLANEOUS

Section 8.01.  No Survival of Representations and Warranties..............36
Section 8.02.  Expenses...................................................36
Section 8.03.  Counterparts; Effectiveness................................37
Section 8.04.  Governing Law..............................................37
Section 8.05.  Jurisdiction...............................................37
Section 8.06.  Notices....................................................37
Section 8.07.  Assignment; Binding Effect.................................38
Section 8.08.  Severability...............................................38
Section 8.09.  Enforcement of Agreement...................................38
Section 8.10.  Entire Agreement; No Third-Party Beneficiaries.............38
Section 8.11.  Headings...................................................39
Section 8.12.  Certain Definitions........................................39



                           INDEX OF DEFINED TERMS

1999 Financial Statements..................................................8
Affiliates................................................................39
Aggregate Merger Consideration............................................21
Agreement..................................................................1
AmeriServe................................................................22
Benefit Plans.............................................................10
Cash Balance..............................................................18
Certificate of Merger......................................................2
Certificates...............................................................3
Change of Control Arrangement.............................................12
Closing Date...............................................................2
Code......................................................................10
Company....................................................................1
Company Affiliated Group..................................................13
Company Affiliates........................................................29
Company Common Stock.......................................................2
Company Current SEC Reports................................................8
Company Disclosure Schedule................................................6
Company Material Contracts................................................14
Company Meeting...........................................................25
Company Required Approvals.................................................8
Company SEC Reports........................................................8
Company Stockholder Approval..............................................14
Confidentiality Agreement.................................................24
Contingent Financing......................................................21
Control...................................................................39
Costs.....................................................................28
Current Company Group.....................................................13
D&O Insurance.............................................................29
DGCL.......................................................................1
Disclosure Schedule.......................................................19
Dissenting Shares..........................................................5
Effective Time.............................................................2
Environmental Claims......................................................10
Environmental Laws.........................................................9
Equity Financing..........................................................21
ERISA.....................................................................10
Exchange Act...............................................................8
Exchange Agent.............................................................3
Exchange Fund..............................................................3
Executive Security Agreements.............................................25
GAAP.......................................................................9
Guarantor..................................................................1
Guarantor Financial Statements............................................21
Guarantor Interim Financial Statements....................................30
Guaranty..................................................................30
Headquarters Employees....................................................31
HSR Act....................................................................8
Indemnified Parties.......................................................28
Intellectual Property Rights..............................................16
Lien.......................................................................7
Material Adverse Effect...................................................39
Material Adverse Effect in Financing......................................30
Material State............................................................14
Merger.....................................................................1
Net Worth.................................................................18
Newco......................................................................1
Newco Disclosure Schedule.................................................19
Newco Required Approvals..................................................20
Non-Contingent Financing..................................................21
Option Plans...............................................................6
Options....................................................................6
Past Company Group........................................................13
Pension Plans.............................................................10
Per Share Merger Consideration.............................................3
Proxy Statement...........................................................12
Regulatory Law............................................................27
SEC........................................................................8
Securities Act.............................................................8
Severance Plan............................................................26
Stock Voting Agreement.....................................................1
Subsidiaries..............................................................39
Superior Proposal.........................................................27
Surviving Corporation......................................................1
Tail D&O Coverage.........................................................29
Takeover Proposal.........................................................27
Tax Return................................................................14
Taxes.....................................................................13
Termination Date..........................................................22
Termination Fee...........................................................35
WARN Act..................................................................31




                        AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2000 (the "Agreement"), among CI Merger Co., a Delaware corporation ("Newco"), Capricorn Investors III, L.P., a Delaware limited partnership, as limited guarantor of Newco's obligations ("Guarantor"), and TCBY Enterprises, Inc., a Delaware corporation ("Company").

                           W I T N E S S E T H :

         WHEREAS, the respective Boards of Directors of Newco and the Company have approved the acquisition of the Company by Newco upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the respective Boards of Directors of Newco, and the Company have approved this Agreement and the merger of Newco with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("DGCL") and upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Guarantor owns all of the outstanding capital stock of Newco, and due to the benefits to be received by Guarantor as a result of the transactions contemplated by this Agreement, Guarantor has agreed, subject to the limitations provided herein, to unconditionally guarantee the performance of Newco's obligations under the Agreement;

         WHEREAS, as a condition and an inducement to Newco and Guarantor entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Newco is entering into a Stock Voting Agreement with certain stockholders of the Company, in the form of Exhibit A hereto (the "Stock Voting Agreement");

         NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Newco, Guarantor and the Company agree as follows:

                                 ARTICLE I

                                 THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time (as defined in Section 1.03) of the Merger. Following the Merger, the separate corporate existence of Newco shall cease, and the Company shall continue as the surviving corporation and a majority owned subsidiary of Guarantor (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

         SECTION 1.02. CLOSING. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI at the offices of Kutak Rock, Little Rock, Arkansas, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 1.03. EFFECTIVE TIME. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, if any, required under the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

         SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.05. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

               (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

               (b) The By-laws of the Company as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 1.06. DIRECTORS. The directors of Newco immediately prior to the Effective Time shall become the directors of the Surviving
Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

         SECTION 1.07. OFFICERS. The officers of Newco immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

                                ARTICLE II

               CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. EFFECT ON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or the holders of any securities of the Company or Newco:

               (a) Each share of common stock, par value $.10 per share, of the Company (the "Company Common Stock") issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Newco shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (b) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(a) and shares which are held by stockholders exercising appraisal rights under Section 262 of the DGCL) shall thereupon be converted into the right to receive $6.00 in cash, without interest thereon (the "Per Share Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented such outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration set forth in this Section 2.01(b) for each such share.

               (c) Each issued and outstanding share of common stock, par value $.01 per share, of Newco shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         SECTION 2.02. EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. Prior to the Effective Time, Newco shall enter into an agreement with Continental Stock Transfer and Trust Company, or such other bank or trust company as may be designated by Newco and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), which shall provide that Newco shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent cash in an amount sufficient to make the cash payment due under Section 2.01(b) (the "Exchange Fund"), which such funds shall be held by Exchange Agent in a segregated trust account for the benefit of the Company's stockholders.

               (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive Per Share Merger Consideration pursuant to Section 2.01(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other customary provisions as the Company and Newco may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by the Certificate, and (B) any amounts to which the holder is entitled to receive pursuant to Section 2.02(c) hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Per Share Merger Consideration and the amounts distributable under Section 2.01(c) hereof may be distributed to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of such distribution to a person other than the registered holder of such Certificate or establish to the satisfaction of Surviving Corporation that any such tax has been paid or is not applicable. To the extent that amounts are withheld by Surviving Corporation pursuant to Section 2.02(i) below, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Surviving Corporation or the Exchange Agent. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Per Share Merger Consideration and other amounts to which the holder is entitled pursuant to Section 2.02(c) hereof. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

               (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The delivery of the Per Share Merger Consideration distributed upon the surrender of Certificates in accordance with the terms of this
         Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

               (d) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund, together with any dividends or distributions payable in respect thereof pursuant to Section 2.02(c) hereof, which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Newco upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Surviving Corporation for payment of their claim for Per Share Merger Consideration.

               (e) NO LIABILITY. None of the Company, Newco, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time any such Per Share Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest all cash included in the Exchange Fund as directed by Surviving Corporation. Any interest and other income resulting from such investments shall be paid to Surviving Corporation.

               (g) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and, if applicable, any unpaid dividends and distributions payable in respect thereof pursuant to Section 2.02(c) hereof.

               (h) ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Per Share Merger Consideration shall be equitably adjusted.

               (i) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.08), or under any provision of state, local or foreign tax law.

         SECTION 2.03. DISSENTING SHARES. Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Company Meeting and not withdrawn at or prior to the Company Meeting (as defined in Section 5.03(d)) and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost the right to appraisal of and payment for each such share of Company Common Stock under said
Section 262, at which time each such share shall be converted into the right to receive the Per Share Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost such right to appraisal and payment for such shares of Company Common Stock under said Section 262, are herein referred to as "Dissenting Shares." The Company shall give Newco notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 262, and the Company shall give Newco the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not settle or offer to settle any such demands. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of said Section 262, to payment for such shares of Dissenting Shares under the provisions of said Section 262 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

         SECTION 2.04. OPTIONS. At the Effective Time, each holder of a then outstanding option to purchase shares of Company Common Stock (collectively "Options") granted by the Company under the Company's 1992 Employee Stock Option Plan and 1992 Non-Employee Directors Stock Option Plan (collectively, the "Option Plans"), if then exercisable, shall in settlement thereof, become entitled to receive for each such share subject to any such Option, upon payment of the exercise price under such Option for such share, the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock for which such Option is exercisable; provided that, prior to the Effective Time, Newco and the Company shall use their respective reasonable best efforts to establish procedures for the cashless exercise of such Options. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options, to the extent required by the terms of the Option Plans, or pursuant to the terms of any Option granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.04 (except for such action that may require the approval of the Company's shareholders).

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the Disclosure Schedule delivered by the Company to Newco prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Newco as follows:

         SECTION 3.01. ORGANIZATION, QUALIFICATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.12) on the Company. The copies of the Company's certificate of incorporation and by-laws which have been delivered to Newco are complete and correct and in full force and effect. Each of the Company's Subsidiaries (as defined in Section 8.12) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own its properties and to carry on its business as it is now being conducted. Each of the Company's Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries which are corporations are validly issued, fully paid and non-assessable and all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are owned by the Company, directly or indirectly, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"). There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

         SECTION 3.02. CAPITAL STOCK.

               (a) The authorized stock of the Company consists of 50,000,000 shares of Company Common Stock, and 2,000,000 shares of Preferred Stock, par value of $.10 per share. As of the date hereof, 22,896,137 shares of Company Common Stock were issued and outstanding and 5,012,509 shares of Company Common Stock were held in the treasury of the Company. All the outstanding shares of Company Common Stock have been validly issued and are fully paid and non-assessable and not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its capital stock or voting securities other than options to acquire 3,093,974 shares of Company Common Stock pursuant to the Option Plans. No options have been granted since December 17, 1999. Such options granted on December 17, 1999 are not vested on the date hereof and will not vest prior to or upon consummation of the Merger. Attached as Section 3.02 to the Company Disclosure Schedule is detailed information regarding all outstanding options granted prior to the date hereof.

               (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or such Subsidiaries.

         SECTION 3.03. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

               (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the Stock Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of this Agreement by its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary and appropriate action so that
         Section 203 of the DGCL will be inapplicable to this Agreement, the Stock Voting Agreement and the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholders and, except as otherwise may be required to comply or act in a manner consistent with its fiduciary duties under the DGCL, to recommend to such stockholders that they approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, or by principles governing the availability of equitable remedies).

               (b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) any applicable non-United States competition, antitrust and investment laws and (vi) the securities or blue sky laws of the various states (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

         SECTION 3.04. REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished to Newco, or its Affiliates or representatives, true and complete copies of:

               (a) the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended November 30, 1997 and 1998; and the Company's audited consolidated financial statements for the fiscal year ended November 28, 1999 (the "1999 Financial Statements");

               (b) each definitive proxy statement filed by the Company with the SEC on or after February 27, 1998;

               (c) all Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed by the Company with the SEC since December 1, 1998.

         As of their respective dates, such reports and proxy statements (collectively, the "Company SEC Reports" and with specific reference to all current Company SEC Reports filed through the date hereof, the "Company Current SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Report has been revised or superseded by a later filed Company SEC Report, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The (i) audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports and (ii) 1999 Financial Statements (including, in each case, any related notes and schedules) fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 1, 1998, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         SECTION 3.05. NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except liabilities or obligations reflected in the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto).

         SECTION 3.06. NO VIOLATION OF LAW. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.06 with respect to Environmental Laws (as hereinafter defined)) except as described in the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto).

         SECTION 3.07. ENVIRONMENTAL LAWS AND REGULATIONS. Except as described in the Company Current SEC Reports, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (b) neither the Company nor any of its Subsidiaries has received written notice of, or, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or clean-up activities under any Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, "Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on the Company; and (c) there are no facts, circumstances or conditions in connection with the operation of its business or any currently owned or leased facilities that are reasonably likely to lead to any Environmental Claims in the future which would individually or in the aggregate, have a Material Adverse Effect on the Company.

         SECTION 3.08. ERISA; BENEFIT PLANS.

               (a) The Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), bonus, stock option, stock purchase and deferred compensation plans or arrangements, and other employee fringe benefit plans (all the foregoing being herein referred to as "Benefit Plans") maintained, or contributed to, by the Company, any of its Subsidiaries or any entity that is treated as under common control with the Company or any of its Subsidiaries under
         Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of, or relating to, any employees or former employees of the Company or any of its Subsidiaries. The Company has delivered or made available to Newco, or its Affiliates or representatives, true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the latest actuarial evaluations, if any, (iv) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), including Schedule A and Schedule B thereto,
         (v) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, and (vi) each trust agreement and group annuity contract relating to any Benefit Plan.

               (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except for benefits payable in the normal operation of the Benefit Plans), suits or proceedings or against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably give rise to any material liability and, to the Company's knowledge, there are no facts that could reasonably give rise to any material liability in the event of any such investigation, claim, suit or proceeding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

               (c) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject the Company or the Subsidiary or any of their employees or, to the Company's knowledge, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. None of the Company, any of its Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company or any of its Subsidiaries to any material liability for breach of fiduciary duty under ERISA or any other applicable law. No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or their affiliates within six years prior to the date hereof that has not been satisfied in full, and, to the Company's knowledge, no condition exists that presents a material risk of incurring such liability.

               (d) At no time within the five years preceding the date of this Agreement has the Company or any of its Subsidiaries been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

               (e) Neither the Company nor any of its Subsidiaries contributes to a Pension Plan that is subject to Section 302 of ERISA or Section 412 of the Code.

               (f) With respect to any Benefit Plan that is an employee welfare benefit plan, (1) no such Benefit Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, and (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

               (g) Neither the Company nor any of its Subsidiaries has incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA. The Internal Revenue Service has issued a letter for each Benefit Plan identified on the Company Disclosure Schedule determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which purports to adversely affect such qualification.

               (h) Neither the Company, any of its Subsidiaries nor any of their affiliates maintains or contributes to, or has any liability (fixed, contingent or otherwise, under any current or former plan) for, medical, health or life insurance benefits for terminated employees of the Company or any of its Subsidiaries or for present employees of the Company or any of its Subsidiaries after termination of their employment (other than any such welfare benefits provided pursuant to Code Section 4980B or ERISA Sections 601-608).

               (i) The Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, showing the names of all employees who during the fiscal year ended November 30, 1999, received compensation (including commissions and bonuses) in excess of $50,000. Neither the Company nor any of its Subsidiaries has agreed to increase the salary payable to any employee so listed by more than five percent.

               (j) The Company has made available to Newco, or its Affiliates or representatives, true and complete copies of all contracts, agreements, plans or arrangements covering any employee or former employee of the Company or any of its Subsidiaries with "change of control" or similar provisions or providing for "stay on" bonuses or post-change of control severance payments (each, a "Change of Control Arrangement"). No Change of Control Arrangement individually or collectively is expected to give rise to the payment of any amount that would not be deductible by Newco pursuant to Section 280G of the Code.

         SECTION 3.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than the transactions contemplated by this Agreement or as disclosed in the Company Disclosure Schedules, the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto), since December 1, 1998, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and the Company has taken no action that could reasonably be expected to have constituted a breach of
Section 5.01 hereof had it been in effect during such period.

         SECTION 3.10. INVESTIGATIONS; LITIGATION. Except as described in the Company Current SEC Reports:

               (a) there is no investigation or review pending by any governmental body or authority with respect to the Company or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, nor has any governmental body or authority notified the Company of an intention to conduct the same; and

               (b) there are no actions, suits or proceedings pending (or, to the Company's knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company;

provided that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws.

         SECTION 3.11. PROXY STATEMENT; OTHER INFORMATION. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Newco or any Affiliate of Newco specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

         SECTION 3.12. TAX MATTERS.

               (a) All federal, state, local and foreign Tax Returns (as such term is defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries (i) is a member (a "Current Company Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (a "Past Company Group," together with Current Company Groups, a "Company Affiliated Group") have been timely filed, and all such Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company (it being understood that the representations made in this Section, to the extent that they relate to Past Company Groups, are made to the knowledge of the Company). All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been timely paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Affiliated Group All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. Prior to the date of this Agreement, the Company has provided Newco, or its Affiliates or representatives, with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the payment and withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement.

               (b) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, rates, levies, assessments and other charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes; (ii) "Tax Return" means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a taxing authority, or, where none is required to be filed with a taxing authority, the statement or other document issued by a taxing authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) "Material State" means any state for which the average allocation percentage of the Company and its Subsidiaries for the past three years exceeds ten percent (10%).

         SECTION 3.13. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Stephens Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Per Share Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. The Company has delivered a complete and accurate copy of such opinion to Newco or its Affiliates or representatives.

         SECTION 3.14. REQUIRED VOTE OF THE COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is required to approve and adopt this Agreement. No other vote of the stockholders of the Company, or of the holders of any other securities of the Company (equity or otherwise), is required by law, the certificate of incorporation or by-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

         SECTION 3.15. MATERIAL CONTRACTS. Except as set forth in the Company Current SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.15 being referred to herein as "Company Material Contracts"). The Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all contracts (other than those disclosed in the Company SEC Reports) to which the Company or any of its Subsidiaries is a party relating to the business or assets of the Company or any of its Subsidiaries (except, with respect to clauses (ii) and (iv) below, any of the foregoing calling for aggregate payments of less than $50,000), including, without limitation, all written or oral, express or implied (i) contracts not made in the ordinary course of business consistent with past practice; (ii) purchase, supply and customer contracts; (iii) contracts relating to the borrowing of money or for lines of credit; (iv) contracts involving leases and subleases of real or personal property; (v) contracts for the sale of any assets other than in the ordinary course of business consistent with past practice or for the grant of any options or preferential rights to purchase any assets, property or rights; (vi) contracts granting any power of attorney with respect to the affairs of either the Company or any of its Subsidiaries; (vii) suretyship contracts, working capital maintenance or other forms of guaranty contracts; (viii) contracts limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any lines of business or with any person, firm or corporation, (ix) partnership and joint venture contracts; (x) employment contracts; (xi) indentures, mortgages, notes, installment obligations, or other instruments relating to the borrowing of money in excess of $50,000 by the Company or any of its Subsidiaries; (xii) contracts which have remaining terms, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or any of its Subsidiaries and provide for aggregate payments in excess of $50,000; (xiii) franchise contracts; and (xiv) all amendments, modifications, extensions or renewals of any of the foregoing. Each contract described above is valid and binding on the Company and is in full force and effect, and the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under any such contract except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

         SECTION 3.16. TAKEOVER STATUTE. The Board of Directors of the Company has unanimously approved this Agreement and the Stock Voting Agreement and the transactions contemplated hereby and thereby and, assuming the accuracy of the representation and warranty contained in
Section 4.05, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

         SECTION 3.17. FINDERS OR BROKERS. Except for Stephens Inc., a copy of whose engagement agreement has been provided to Newco or its Affiliates or representatives, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

         SECTION 3.18. NO CONFLICTS. The execution and delivery by the Company of the Agreement does not, and the consummation of the Merger and the other transactions contemplated by the Agreement and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of
(i) the Certificate of Incorporation of the Company, the By-laws of the Company or the comparable certificate of incorporation or organizational documents of any of the Company's Subsidiaries, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) any judgment, order or decree or statute, law (including common law), ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect on the Company.

         SECTION 3.19. INTELLECTUAL PROPERTY. The Company Disclosure Schedule sets forth a description of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and proprietary computer programs necessary to produce the products of the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as currently conducted (collectively, "Intellectual Property Rights"). The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights with no infringement of, or conflict with, the rights of any others. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. Other than pursuant to franchise agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any third party a license or other right to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

         SECTION 3.20. LABOR MATTERS. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since December 31, 1996, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

         SECTION 3.21. TITLE TO PROPERTIES.

               (a) Each of the Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its respective properties and assets (including the properties upon which the Americana Foods' manufacturing facility is located), except for such properties and assets as are no longer used or useful in the conduct of its respective business or as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except: (i) any easement, quasi-easement, right of way, land use ordinance, zoning plan or similar type of encumbrance that may affect use of the property subject thereto (but not title to such property) provided that such encumbrances do not materially restrict or impair the use by the Company of the property subject thereto or affected thereby;
         (ii) any Encumbrances for Taxes (and assessments) not delinquent or which are being contested by Seller in good faith by appropriate proceedings; (iii) any workmen, repairman, warehousemen and carriers liens and encumbrances arising in the ordinary course of business which are not due or which are being contested by Seller in good faith by appropriate proceedings; and
         (iv) any encumbrances which are matters of record, such as easements, quasi-easements, rights of way, land use ordinances and zoning plans. The Company Disclosure Schedule sets forth a complete list of all real property owned by the Company or any of its Subsidiaries.

               (b) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. To the knowledge of the Company, no other party to any of such leases is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

         SECTION 3.22. EQUIPMENT. All the equipment necessary to produce the products of the Company and its Subsidiaries or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted is in good operating condition and repair (ordinary wear and tear excepted) and is available for immediate use in the business of the Company and its Subsidiaries.

         SECTION 3.23. SUPPLIERS AND FRANCHISEES. The Company and its Subsidiaries have not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeded 5% of the total purchase price for goods and services purchased by the Company and its Subsidiaries during their most recent fiscal year. Since December 31, 1998, except as disclosed or referred to in the Company Disclosure Schedule, the Company Current SEC Reports or the 1999 Financial Statements (and notes and schedules thereto), there has not been (i) any material, adverse change in the business relationship of the Company or any of its Subsidiaries with any of their top 20 suppliers or franchisees, (ii) any material, adverse change in the terms of the supply agreements, franchise agreements or related arrangements with any such supplier or franchisee. To the knowledge of the Company, the transactions contemplated by the Agreement will not materially adversely affect its or its Subsidiaries' business relationship with any of their top 20 suppliers or franchisees and the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under the Company's agreements with its franchisees.

         SECTION 3.24. TRANSACTIONS WITH AFFILIATES. As of the date hereof, except as disclosed in the Company Current SEC Reports, the 1999 Financial Statements (and notes and schedules thereto) or in the Company Disclosure Schedule, (i) there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any Subsidiary is otherwise a creditor of or debtor to, any holder of 5% or more of the outstanding shares of Company Common Stock or any of its affiliates or any officer, director or employee of the Company and (ii) neither the Company nor any Subsidiary is a party to any transaction, agreement, arrangement or understanding with any holder of 5% or more of the outstanding shares of Company Common Stock or any of its affiliates or any officer, director or employee of the Company.

         SECTION 3.25. INSURANCE. All policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring the Company or its Subsidiaries are listed on the Company Disclosure Schedule. All policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring the Company and its Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Such policies are valid, outstanding and enforceable policies and will not be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations nor has their coverage been limited in any material respect by any insurance carrier to which either of them has applied for any such insurance or with which it has carried insurance during the last three years. The Company has heretofore made available to Parent true and complete copies of all such policies.

         SECTION 3.26. LEGAL PROCEEDINGS. There are no claims, actions, or proceedings pending, or investigations pending or, to the knowledge of the Company, threatened, against or relating to the Company or any of its Subsidiaries before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which (a) relate to or involve more than $50,000, (b) seek any injunctive relief, or (c) relate to the transactions contemplated by this Agreement.

         SECTION 3.27. YEAR 2000 COMPLIANCE.

               (a) Except as set forth in the Company Disclosure Schedule, the computer systems of the Company and each of the Company's Subsidiaries are Year 2000 Compliant (as defined below). Any failure on the part of the customers of and suppliers to the Company and the Company Subsidiary to be Year 2000 Compliant by December 31, 1999, is not reasonably expected to have a Material Adverse Effect on the Company.

               (b) The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000; (ii) has the ability to provide date recognition for any data element without limitation; (iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations, where such intervention or change in operations is associated with the advent of the year 2000; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) will not produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date; and (viii) has the ability to recognize all "leap year" dates, including February 29, 2000.

         SECTION 3.28. COMPANY FINANCIAL POSITION. As of January 30, 2000, the total amount of cash and short-term investments of the Company ("Cash Balance") was at least $17.19 million and the total amount of all assets less all liabilities of the Company ("Net Worth") was at least $77.24 million. As of April 30, 2000, the Cash Balance of the Company will be at least $12.5 million and the Net Worth of the Company will be at least $76 million (without taking into account any payment to be made upon or in connection with the Closing, including, without limitation, employee severance payments, payments under agreements identified in Section 5.05 hereof, and payment of transaction fees and expenses, and any payments made at the request of Newco). The Company's third-party expenses incurred in connection with the negotiation of this Agreement and/or the completion of the transactions contemplated hereby, will not exceed $2.75 million.

                                ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF NEWCO AND GUARANTOR

         Except as set forth on the Disclosure Schedule delivered by Newco to the Company prior to the execution of this Agreement (the "Newco Disclosure Schedule," and together with the Company Disclosure Schedule, the "Disclosure Schedule"), Newco and, as applicable, Guarantor represent and warrant to the Company as follows:

         SECTION 4.01. ORGANIZATION, QUALIFICATION, ETC. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Newco. Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Guarantor. The copies of Newco's and Guarantor's certificate of incorporation, by-laws or other applicable organizational documents which have been delivered to the Company are complete and correct and in full force and effect. Newco has no Subsidiaries.

         SECTION 4.02. LEGAL AUTHORITY RELATIVE TO THIS AGREEMENT; NO
VIOLATION.

               (a) Each of Newco and Guarantor has the legal authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco and Guarantor and no other corporate proceedings on the part of Newco or Guarantor are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Newco has determined that the transactions contemplated by this Agreement are in the best interest of Newco and its stockholders. This Agreement has been duly and validly executed and delivered by Newco and Guarantor and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Newco and Guarantor, enforceable against Newco and Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, or by principles governing the availability of equitable remedies).

               (b) Neither Newco nor Guarantor is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of Newco or Guarantor executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Newco or Guarantor. Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable non-United States competition, antitrust and investments laws, and (vi) the securities or blue sky laws of the various states (collectively, the "Newco Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Newco or Guarantor of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Newco or substantially impair or delay the consummation of the transactions contemplated hereby and thereby.

         SECTION 4.03. INVESTIGATIONS; LITIGATION. Except as described in the Newco Disclosure Schedule:

               (a) there is no investigation or review pending by any governmental body or authority with respect to Newco or any of its Affiliates which would, individually or in the aggregate, have a Material Adverse Effect in Financing, nor has any governmental body or authority notified Newco of an intention to conduct the same; and

               (b) there are no actions, suits or proceedings pending (or, to Newco's knowledge, threatened) against or affecting Newco or its Affiliates, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect in Financing.

         SECTION 4.04. PROXY STATEMENT; OTHER INFORMATION. None of the information with respect to Newco or its Affiliates to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Newco with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement.

         SECTION 4.05. LACK OF OWNERSHIP OF THE COMPANY COMMON STOCK. Neither Newco nor any of its Affiliates owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Newco's or its Affiliates' employee benefit plans).

         SECTION 4.06. FINDERS OR BROKERS. Except for Jefferies & Co., a copy of whose engagement agreements have been or will be provided to the Company, neither Newco nor any of its Affiliates has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

         SECTION 4.07. FINANCING. Exhibit B provides detailed terms and conditions of all financing required by Newco to fund the aggregate Per Share Merger Consideration for all shares of Company Common Stock (the "Aggregate Merger Consideration"). Newco's obligations to consummate the Merger are conditioned upon receipt of proceeds from $95.2 million in senior and subordinated debt financing on terms described in the commitment letters attached hereto as Exhibits B-1 through B-5 inclusive, or on such other terms that are substantially no less favorable than those set forth on Exhibits B-1 through B-5, inclusive. Such debt financing is referred to as the "Contingent Financing". Newco represents that it has undertaken a commercially reasonable investigation of the availability of the Contingent Financing and expects that such Contingent Financing will be available on terms and conditions acceptable to it on a timely basis. Newco also has undertaken a reasonable investigation of the terms and conditions pursuant to which all funds other than the Contingent Financing necessary to fund the Aggregate Merger Consideration will either be invested by Newco or made available through the operations of the Company or the cash proceeds from the sale of assets, land and real property referred to in Section 6.03(c) (such funding being referred to as the "Non-Contingent Financing"). Newco has received commitments sufficient to provide the $33.0 million equity portion of the funds necessary to pay the Aggregate Merger Consideration (the "Equity Financing"). Newco expects that, subject to the accuracy of the representations from the Company in Section 3.28, the Non-Contingent Financing will be available so that, together with the Contingent Financing, Newco will have available the Aggregate Merger Consideration, together with merger-related expenses, at Closing.

         SECTION 4.08. SOLVENCY. Newco reasonably believes that, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated thereby, including the payment of the Aggregate Merger Consideration, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

         SECTION 4.09. GUARANTOR FINANCIAL POSITION. Guarantor will furnish to the Company, as soon as available, its financial statements as of December 31, 1999 ("Guarantor Financial Statements"). The Guarantor Financial Statements fairly present the financial condition of the Guarantor and will be prepared in accordance with GAAP. Since September 30, 1999, there has not been any material, adverse change in the financial condition or operations of Guarantor. Guarantor has sufficient committed capital such that when called pursuant to its limited partnership agreement, it will have funds sufficient to satisfy its obligations set forth in Section 5.16 hereof.

                                 ARTICLE V

                          COVENANTS AND AGREEMENTS

         SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01 (the "Termination Date"), and except (i) as may be required by law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by Newco and the Company, (iii) as may be expressly permitted pursuant to this Agreement, or
(iv) as set forth in Section 5.01 of the Company Disclosure Schedule, the
Company:

               (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

               (b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it;

               (c) shall confer at such times as Newco may reasonably request to report material operational matters and the general status of ongoing operations (to the extent Newco reasonably requires such information);

               (d) shall notify Newco of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority;

               (e) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock; provided however, that the Company may pay regular quarterly cash dividends, in amounts consistent with past practice, to the extent of, but not exceeding, any amounts collected form AmeriServe Food Distribution, Inc. ("AmeriServe") with respect to the $2.8 million account receivable owed by AmeriServe to the Company as of January 31, 2000;

               (f) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

               (g) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

               (h) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than (A) the Merger and (B) any mergers, consolidations or business combinations with its Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of material contract rights, in each case not in the ordinary course of business consistent with past practice;

               (i) shall not propose or adopt any amendments to its corporate charter or by-laws;

               (j) shall not, and shall not permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

               (k) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

               (l) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

               (m) shall not, and shall not permit any of its Subsidiaries to, (i) amend in any respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, (ii) adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements, (iii) grant to any officer or director of the Company or any of its Subsidiaries any increase in compensation, or (iv) grant to any officer or director of the Company or any of its Subsidiaries any increase in severance or termination pay;

               (n) shall not, and shall not permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities;

               (o) shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than by it or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary thereof or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

               (p) shall not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

               (q) shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election or settle or compromise any Tax liability or (ii) change its fiscal year;

               (r) except as disclosed in the Company Current SEC Reports filed prior to the date of this Agreement or in the 1999 Financial Statements (and notes and schedules thereto), or as required by a governmental body or authority, shall not change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at November 28 1999, except as required by changes in GAAP as concurred in writing by its independent auditors; and

               (s) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (x) make any representation or warranty in Article III hereof untrue or incorrect or (y) result in any of the conditions to the Merger set forth in Article VI not being satisfied.

         SECTION 5.02. INVESTIGATION. Each of the Company and Newco shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request, except that nothing herein shall require either the Company or Newco or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality and Standstill Agreement, dated as of October 19, 1999, between the Company and Newco, as amended or superceded by subsequent agreement (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations pertaining to the treatment of classified information.

         SECTION 5.03. PROXY MATERIAL.

               (a) The Company and Newco shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                   (i) prepare and file with the SEC as soon as is
               reasonably practicable the Proxy Statement and shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act; and

                   (ii) cooperate with one another in order to lift any
               injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

               (b) Subject to the limitations contained in Section 5.02, the Company and Newco shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

               (c) The Company shall cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof.

               (d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting") for the purpose of obtaining the Company Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 7.01, shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the Merger and the other transactions contemplated hereby.

         SECTION 5.04. ASSET SALES. The Company agrees to use commercially reasonable efforts to cause to be sold (contingent upon consummation of the transactions contemplated by this Agreement) for the cash proceeds set forth below the following assets: (i) the real estate assets of America Best Care, Inc. located in Jacksonville, Arkansas; proceeds of $800,000;
(ii) the real property and other assets of Carlin Manufacturing located in Fresno, California; proceeds of $1.8 million, and (iii) certain notes receivable (other than the receivable due from Suiza Foods) existing on the date hereof and having an outstanding principal balance (net of allowances) at January 30, 1999 of $4.0 million; proceeds of $2.5 million. The Company undertakes to keep Newco reasonably informed of its efforts pursuant to this Section 5.04 and agrees not to sell these assets for less than the specified proceeds or later than the Closing Date without Newco's prior written consent. The Company makes no representation as to the value of any of the foregoing assets and provides to Newco no assurances that it will be successful in its efforts hereunder.

         SECTION 5.05. EXECUTIVE SECURITY AGREEMENTS/SEVERANCE PLAN. Simultaneously with the Merger and to the extent not performed by the Company on or prior to the Closing Date, the Surviving Corporaiton shall assume and agree to perform the Company's obligations under the executive security agreements (the "Executive Security Agreements") listed in Section 5.05(a) of the Company Disclosure Schedule complete and accurate copies of which have been provided to Newco, or its Affiliates or representatives. To the extent not undertaken by the Company on or prior to the Closing Date, at the Effective Time, the Surviving Corporation shall provide each executive who is a party to an Executive Security Agreement with a written undertaking evidencing Surviving Corporation's assumption of the obligations under the Executive Security Agreement and confirming the amount of payments to be made to each executive thereunder. The Company's Severance Plan for employees, dated August 8, 1993 (the "Severance Plan"), is set forth in Schedule 5.05(b) to the Company Disclosure Schedule. Simultaneously with the Merger and to the extent not performed by the Company on or prior to the Closing Date, the Surviving Corporation shall assume and agree to perform the Company's obligations under the Severance Plan.

         SECTION 5.06. FILINGS; OTHER ACTION.

               (a) Subject to the terms and conditions herein provided, the Company and Newco shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use their reasonable best efforts to cooperate with one another in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

               (b) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Newco shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.06 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b) or 7.01(c) so long as such party has until then complied in all respects with its obligations under this Section 5.06.

               (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any governmental body or authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Newco shall use its reasonable best efforts to resolve any such objections or challenge as such governmental body or authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

         SECTION 5.07. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Newco shall take all such necessary action.

         SECTION 5.08. TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Newco and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         SECTION 5.09. NO SOLICITATION.

               (a) From and after the date hereof, the Company will not, and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit or knowingly encourage any Takeover Proposal from any person. The Company may engage in discussions or negotiations with, and furnish information concerning the Company and its Subsidiaries, businesses, properties or assets to, any third party which has made an unsolicited Takeover Proposal if the Board of Directors of the Company concludes in good faith at a meeting of the Board, after having received advice from the Company's legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. The Company will promptly (but in no case later than 24 hours) notify Newco, orally and in writing, of the receipt of any Takeover Proposal, including the material terms and conditions thereof (and any change in the material terms and conditions thereof) and the identity of the person making such Takeover Proposal, and will promptly (but in no case later than 24 hours) notify Newco, orally and in writing, of any determination by the Company's Board of Directors that a Superior Proposal (as hereinafter defined) has been made. Prior to providing any information or data to any person in connection with a Takeover Proposal pursuant to this Section 5.09, the Board of Directors of the Company shall receive from such person a confidentiality agreement in a customary form. As used in this Agreement, (i) "Takeover Proposal" shall mean any bona fide proposal or offer made by any third party prior to the stockholder vote at the Company Meeting (other than a proposal or offer by Newco or any of its Subsidiaries) for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, the Company, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the disinterested members of the Board of Directors of the Company reasonably determines in good faith (in consideration of advice of an independent financial advisor) is more favorable to the Company and to its stockholders than the transactions contemplated hereby (including taking into account, among other things, the financing thereof).

               (b) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Newco and Guarantor) conducted prior to the date of this Agreement with respect to this Section 5.09.

         SECTION 5.10. PUBLIC ANNOUNCEMENTS. The Company and Newco will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 5.11. INDEMNIFICATION AND INSURANCE.

               (a) From and after the Effective Time, Newco shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer, employee or agent of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, the Company's certificate of incorporation or bylaws (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel mutually satisfactory to the Surviving Corporation and the Indemnified Parties, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.

               (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage (attached hereto as Section 5.11(c) of the Company Disclosure Schedule) for a period of six years after the Effective Time (the "Tail D&O Coverage"). The Company represents, based upon quotes from its existing carrier, that the premium to obtain the Tail D&O Coverage will be determined by multiplying the current annual premium ($110,000) by a factor of from 1.85 to 2.85. The Company's annual premium is due and payable on March 15, 2000. A portion of the premium paid on such date will be credited to the Company towards the purchase of the Tail D&O Coverage. The Company will give all required notices to its existing carrier in order to continue the D&O Insurance after the date hereof.

               (d) If Newco or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section.

               (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

               (f) None of the officers, directors, shareholders, attorneys, financial advisors, agents or other representatives or affiliates of the Company (the "Company Affiliates") shall have any liability or obligation of any kind to Newco or its affiliates under or resulting from this Agreement or the transactions contemplated hereby, regardless whether any Company Affiliate may otherwise be liable on the basis of contract, quasi-contract, tort or strict liability (whether statutory or common law) and regardless whether or to what extent any statute or common law permits the waiver or exclusion thereof.

         SECTION 5.12. RESERVED.

         SECTION 5.13. ADDITIONAL REPORTS AND INFORMATION. The Company shall furnish to Newco copies of any reports of the type referred to in Sections 3.04 which it or its Subsidiaries file with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The Guarantor shall furnish to the Company an unaudited consolidated balance sheet and statement of partners' equity as of the end of each calendar month occurring after the date hereof until the Effective Date (the "Guarantor Interim Financial Statements"). Any Guarantor Interim Financial Statements (including any related notes and schedules) will fairly present the financial position of the Guarantor as of the dates thereof and in each case will be prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

         SECTION 5.14. FINANCING. Newco will use its best efforts to satisfy all conditions to the Contingent Financing and Non-Contingent Financing described in Exhibit B. If any Material Adverse Effect in Financing (as defined below) shall occur, (i) Newco shall promptly notify the Company in writing in reasonable detail of such Material Adverse Effect in Financing, (ii) Newco shall use its best efforts to arrange for alternative financing, if necessary, and (iii) after a Material Adverse Effect in Financing occurs, and from time to time thereafter, until Newco or Company terminates this Agreement pursuant to Section 7.01, (x) Newco shall provide, and shall cause its lenders to provide, to the Company copies of all term sheets and other similar materials reasonably pertaining to Newco's efforts to obtain the Contingent Financing, and (y) the Company shall have the right to discuss with the principal officers and affiliates of Guarantor and Newco the status and prospects of Newco's obtaining the Contingent Financing. A "Material Adverse Effect in Financing" means any state of facts, event, change or effect (other than a Material Adverse Effect with respect to the Company or a failure of the conditions to Newco's obligations to close under Section 6.01 or 6.03, other than 6.03(c)) that has had or could reasonably be expected to have a material adverse effect on the availability of any portion of the Contingent Financing. Without limiting the foregoing, a Material Adverse Effect in Financing shall be deemed to occur if Newco shall have received notice that any portion of the Contingent Financing will not be available on terms that are substantially no less favorable than those set forth in Exhibits B-1, B-2, B-3, B-4 or B-5.

         SECTION 5.15. SOLVENCY AT CLOSING. Newco agrees for the benefit of the directors of the Company to take all actions necessary to ensure that immediately following the Effective Time the Surviving Corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws; provided however, that immediately before the Effective Time on the Closing Date, the Company shall comply with Section 3.28.

         SECTION 5.16. GUARANTY OF PERFORMANCE. Subject to the limitations set forth below, the Guarantor does hereby unconditionally guarantee the payment and performance of all covenants and obligations of Newco under this Agreement including, but not limited to, the obligation to fund the Per Share Merger Consideration pursuant to Section 2.01 hereof and to pay the termination fee contemplated by Section 7.02 hereof, up to a total of $34.65 million (the "Guaranty"). The obligation of Guarantor under the Guaranty is primary, absolute and unconditional, is a continuing guaranty, and shall remain in force at all times hereafter, until all of Newco's obligations hereunder have been satisfied in full. Guarantor hereby waives notice, presentment, demand, protest and notice of dishonor of any of the liabilities or obligations guaranteed hereby, and hereby waives any failure to promptly commence suit against any party or to give any notice to or make any claim or demand upon Newco. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, by Newco is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Newco, or otherwise, all as though such payment had not been made. Guarantor agrees that sufficiently in advance of Closing it shall make such calls for capital contributions from its general and limited partners, and take such other actions necessary, to ensure that Guarantor has sufficient cash funds at Closing to fully fund its obligations under this Section 5.16. This Guaranty shall inure to the benefit of the Company and each shareholder entitled to receive the Per Share Merger Consideration on a pro rata basis. There shall be no duty or obligation upon the Company or its shareholders (i) to proceed against Newco, (ii) to initiate any proceeding or exhaust any remedy against Newco, or (iii) to give any notice to Newco or Guarantor, whatsoever, before bringing suit, or instituting proceedings of any kind against Newco or Guarantor. Until all of the obligations of Newco under this Agreement have been satisfied in full, Guarantor shall have no right or subrogation and hereby waives any right to enforce any remedy which Company or its shareholders now has or may hereafter have against Newco and any benefit of, and any right to participate in, any security now or hereafter held by Company or its shareholders. All rights and remedies under this Guaranty are cumulative and those granted hereunder are in addition to any rights and remedies available under law. From the date hereof until the Effective Time, Guarantor shall not take any action that would reasonably be expected to materially, adversely affect its ability to perform its obligations under this Section 5.16. Notwithstanding the foregoing provisions of this
Section 5.16, Guarantor's obligation is limited to $1.65 million and will be deemed satisfied in full if Newco pays the termination fee under Section
7.02 or if the Merger is consummated and the Merger Consideration is paid pursuant Section 2.02.

         SECTION 5.17. HEADQUARTERS EMPLOYEES/WARN ACT COMPLIANCE.

               (a) Except for individuals identified by Newco in writing to the Company at least 45 days prior to the Closing Date, the Company shall terminate the employment of all persons who are employees at the Company's headquarters located in Little Rock, Arkansas (the "Headquarters Employees") on or before the Closing Date (but in any event prior to the Effective Time) and shall, simultaneously with such termination, make all payments required to made to such persons under the Executive Security Agreements and Severance Plan. In no case shall the aggregate payments made or required to be made under the Executive Security Agreements and Severance Plan (for all Company employees other than those of Americana Foods, Inc., a Subsidiary of the Company, which employees are not expected to be terminated) exceed $8.3 million.

               (b) In executing the provision of Section 5.17(a), the Company shall comply fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and any similar state or local law. The Company shall (i) time the delivery of the WARN Act and any similar state or local law notice to allow termination of the Headquarters Employees in accordance with Section 5.17(a) without the incurrence of any liabilities under the WARN Act or any similar state or local law and (ii) prevent Newco from being characterized as an "employer" of the Headquarters Employees for purposes of the WARN Act and any similar state or local law.

                                ARTICLE VI

                          CONDITIONS TO THE MERGER

         SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) The Company Stockholder Approval shall have been obtained in accordance with applicable law.

               (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby and shall continue to be in effect.

               (c) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other Company Required Approvals and Newco Required Approvals shall have been obtained, except where the failure to obtain such other Company Required Approvals and Newco Required Approvals would not have a Material Adverse Effect on the Company or Newco, as the case may be.

         SECTION 6.02. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

               (a) (i) The representations and warranties of Newco contained herein shall be true and correct in all material respects (but without regard to materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Newco, (ii) Newco shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (iii) Newco shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or President certifying to both such effects.

         SECTION 6.03. CONDITIONS TO OBLIGATION OF NEWCO TO EFFECT THE MERGER. The obligation of Newco to effect the Merger is further subject to the fulfillment of the following conditions:

               (a) (i) The representations and warranties of the Company contained herein shall be true and correct in all material respects (but without regard to any materiality qualification or reference to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on the Company, (ii) the Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (iii) the Company shall have delivered to Newco a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to both such effects. Notwithstanding the foregoing, the $8.3 million limit in Section 5.17 and the minimum Company Cash Balance and Net Worth specified in Section 3.28 must have been fully observed.

               (b) The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any agreement, lease, contract, note, mortgage, indenture or other obligation to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company.

               (c) Newco shall have received the proceeds of the Contingent Financing upon terms and conditions which are not materially more onerous than those set forth in Exhibits B-1, B-2, B-3, B-4 or B-5, respectively; provided that Newco shall have complied with the provisions of Section 5.14 and the Company shall have received no less than $3 million in cash proceeds from the sale of the assets, land and real property of the AIMCO division of its Riverport Equipment and Distribution Company Subsidiary.

                                ARTICLE VII

                                TERMINATION

         SECTION 7.01. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time (whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Newco, provided however, in the case of a termination by the Company pursuant to this Section 7.01 the Stock Voting Agreement shall have been complied with in all material respects):

               (a) by the mutual written consent of the Company and Newco;

               (b) by either the Company or Newco if (i) the Effective Time shall not have occurred on or before May 31, 2000; (ii) the party seeking to terminate this Agreement pursuant to this clause 7.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date and (iii) in the case of the Company seeking to terminate this Agreement, either (A) the Company Meeting shall have been held prior to such termination and the Company Shareholder Approval shall have been obtained and (B) the condition to Newco's obligations as set forth in Section 6.03(c) shall not have been fully satisfied or irrevocably waived by Newco prior to such termination.

               (c) by either the Company or Newco if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 7.01(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

               (d) by the Company or Newco if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

               (e) by either the Company or Newco if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal, except that the Company may not terminate this Agreement pursuant to this clause 7.01(e) unless and until (i) three business days have elapsed following delivery to Newco of a written notice of such determination by the Board of Directors of the Company and during such three business day period the Company (x) informs Newco of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal and (y) otherwise cooperates with Newco with respect thereto (subject, in the case of this clause (y), to the condition that the Board of Directors of the Company shall not be required to take any action that it believes that such action would be inconsistent with its fiduciary duties under applicable law) with the intent of enabling Newco to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (ii) at the end of such three business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal, and
         (iv), if required by Section 7.02, the Company pays to Newco the amount specified and within the time period specified in Section 7.02;

               (f) by Newco if the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Newco its approval or recommendation of this Agreement and the transactions contemplated hereby for reasons other than a Material Adverse Effect in Financing or (ii) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal;

               (g) by Newco if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced prior to the Company Meeting, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within the time period specified by Rule 14e-2;

               (h) by the Company if (i) a Material Adverse Effect in Financing shall occur, and (ii) within fifteen business days after written demand by the Company, Newco fails to either (x) waive the condition set forth in Section 6.03(c), or (y) provide information such that the Company reasonably concludes that Newco's receipt of the Contingent Financing is likely; or

               (i) by either the Company or Newco if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, not to be satisfied, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

         In the event of termination of this Agreement pursuant to this
Section 7.01, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.02 and the provisions of Sections 7.02, 8.02, 8.04 and 8.05), and there shall be no other liability on the part of the Company or Newco to the other except as provided for in the Confidentiality Agreement.

         SECTION 7.02. TERMINATION FEE. Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Newco pursuant to Section 7.01(e), (ii) this Agreement is terminated by Newco pursuant to Section 7.01(f), or (iii) (w) prior to the termination of this Agreement, a bona fide Takeover Proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, and (x) this Agreement is terminated by the Company pursuant to Section 7.01(b) or 7.01(d) (but only due to the failure of the Company stockholders to approve the Merger) or by Newco pursuant to Section 7.01(g), and (y) concurrently with or within 120 days after such termination a Takeover Proposal shall have been consummated, then, in each case, the Company shall pay to Newco a termination fee of $6.5 million in cash, plus its reasonable out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Termination Fee"), such payment to be made simultaneously with such termination in the case of a termination by the Company pursuant to Section 7.01(e) and promptly, but in no event later than the second business day following a termination by Newco pursuant to
Section 7.01(e) or 7.01(f) and, in the case of clause (iii), upon the consummation of such Takeover Proposal; provided, however, that the Company shall have no obligation to pay Newco such Termination Fee if prior to any termination by the Company or Newco pursuant to Section 7.01(e) or by Newco pursuant to Section 7.01(f)(ii) or (g) a Material Adverse Effect in Financing shall have occurred or Newco shall have failed to comply with its obligations under Section 5.14 hereof. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (1) by the Company or Newco under Section 7.01(b) and either (a) Newco shall have failed to perform its obligations under Section 5.14 or (b) all conditions to each of Newco's obligations specified in Sections 6.01 and 6.03 hereof other than the condition specified in 6.03(c) shall have occurred, been satisfied or waived, as appropriate, or (c) if the Equity Financing shall be unavailable for any reason or (2) by the Company pursuant to Section 7.01(h), then in each case Newco shall pay the Company a termination fee of $1.65 million. The foregoing fees shall be considered liquidated damages for any breach under this Agreement for the party paying the fee. The parties further agree that Newco's payment of any fee pursuant to this
Section 7.02 shall satisfy in full any obligation of Guarantor as the limited guarantor of Newco's obligations under this Agreement.

         SECTION 7.03. AMENDMENT OR SUPPLEMENT. At any time before or after Company Stockholder Approval and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Newco with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable law.

         SECTION 7.04. EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, the Company and Newco may:

               (a) extend the time for the performance of any of the obligations or acts of the other party;

               (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

               (c) waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by the Company or Newco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                               ARTICLE VIII

                               MISCELLANEOUS

         SECTION 8.01. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

         SECTION 8.02. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (a) expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by the Company and Newco and (b) as otherwise provided herein.

         SECTION 8.03. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

         SECTION 8.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

         SECTION 8.05. JURISDICTION. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Arkansas or any Arkansas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Arkansas or an Arkansas state court.

         SECTION 8.06. NOTICES. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.06 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.06:

         To Newco or Guarantor:

                  c/o Capricorn Investors III, L.P.
                  30 East Elm Street
                  Greenwich, CT 06830
                  Attention: Herbert S. Winokur, Jr.
                  Telecopy: (203) 861-6671

                  copy to:


                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036-6522
                  Attention: Randall H. Doud
                  Telecopy: (917) 777-2524

         To the Company:

                  TCBY Enterprises, Inc.
                  425 West Capitol Avenue, Suite 1400
                  Little Rock, AR  72201
                  Attention:  General Counsel
                  Telecopy: (501) 688-8538


         copy to:

                  Kutak Rock LLP
                  425 W. Capitol Avenue
                  Suite 1100
                  Little Rock, AR  72201
                  Attention:  Richard N. Massey
                  Telecopy: (501)-975-3001

         SECTION 8.07. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 8.08. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         SECTION 8.09. ENFORCEMENT OF AGREEMENT. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

         SECTION 8.10. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of
Section 5.11 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 8.11. HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         SECTION 8.12. CERTAIN DEFINITIONS. References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange
Act) or organization, including, without limitation, a governmental body or authority. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or Newco, as the case may be, means such state of facts, event, change or effect that has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or Newco, as the case may be. "Material Adverse Effect" shall specifically exclude any material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or Newco, as the case may be, if and to the extent that the foregoing results from the execution, delivery and performance of this Agreement or from changes in (a) the national economy generally, (b) the securities markets generally or (c) a decline in the Company's same or comparable store sales consistent with trends existing on the date hereof.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                     TCBY ENTERPRISES, INC.


                                     By:  /s/ Frank D. Hickinbotham
                                         ---------------------------
                                       Name:  Frank D. Hickinbotham
                                       Title: Chairman


                                     CI MERGER CO.


                                     By:  /s/ Herbert S. Winokur, Jr.
                                         ---------------------------
                                       Name:  Herbert S. Winokur, Jr.
                                       Title:


                                     CAPRICORN INVESTORS III, L.P.


                                     By:  /s/ Herbert S. Winokur, Jr.
                                         ---------------------------
                                       Name:  Herbert S. Winokur, Jr.
                                       Title: